Exhibit 99.1

N E W S

January 21, 2005

Beth Copeland - Media (317) 269-1395 William J. Brunner - Shareholders & Analysts (317) 269-1614 FOR IMMEDIATE RELEASE

First Indiana Announces Dividend

        (INDIANAPOLIS) — The Board of Directors of First Indiana Corporation declared on January 19, 2005, a quarterly dividend of $0.18 per share of common stock. The dividend will be paid March 16, 2005, to shareholders of record as of March 4, 2005. This is the 73rd consecutive quarter First Indiana has paid a cash dividend.

        First Indiana Corporation (Nasdaq: FINB) is a full-service financial services company offering comprehensive financial solutions to businesses and individuals. It is the holding company for First Indiana Bank, N.A., the largest commercial bank headquartered in Indianapolis. Founded in 1915, First Indiana Bank is a national bank with 32 offices in Central Indiana. Information about First Indiana is available at (317) 269-1200, or at www.firstindiana.com, which is not a part of this news release.